Exhibit 99.1
PLUMAS BANCORP REPORTS 2009 RESULTS
QUINCY, California, March 19, 2010 — Plumas Bancorp, (NasdaqCM:PLBC), a bank holding company and the parent company of Plumas Bank, today announced that, due to increases to its provision for loan losses and impairment charges on other real estate owned (“OREO”), it recorded a net loss of $9.1 million ($2.05 per diluted share) for 2009 versus earnings of $304 thousand ($0.06 per diluted share) during 2008. A significant portion of the increase in the provision for loan losses and impairment charges on OREO can be attributed to declines in collateral value and increases in net charges-offs related to our real estate construction and land development loan portfolio. During 2009 the Company significantly reduced its exposure to these loans as demonstrated by a decline in this portfolio to $38.1 million at December 31, 2009, down from $73.8 million at December 31, 2008, a reduction of $35.7 million. For the fourth quarter ended December 31, 2009 the Company recorded a net loss of $3.5 million ($0.77 per diluted share) compared to a net loss of $1.4 million ($0.28 per diluted share) during the fourth quarter of 2008.
Douglas N. Biddle, president and chief executive officer, remarked, “The severity of the current economic downturn caused 2009 to be the most challenging year in our Company’s history. Through it all, the Bank’s capital remains strong and above the levels to be considered “well-capitalized” by bank regulators. Also, many proactive steps were taken throughout the year to build for the Bank’s future. Biddle explained, “The Bank enhanced its online banking services including mobile banking capabilities. These advancements have strengthened our ability to provide expanded access to banking services for our customers. Additionally, the Bank continues to generate non-interest income through our expanding government-guaranteed lending activities. During 2009 we sold $11 million in SBA loans generating a gain on sale of $593 thousand compared to a gain of $111 thousand in 2008. We expect this area to experience solid growth going forward,” Biddle added.
Biddle also commented, “We have expanded our Special Assets Department with additional seasoned loan workout personnel to accelerate the reduction in problem assets and mitigate losses. Management believes reinforcing the oversight of the loan portfolio, specifically with respect to problem loans, has helped strengthen credit quality. These action steps along with a strong focus on cost control and revenue growth position the Bank for a return to profitability in future periods.”
2009 Progress
•	Total assets increased $71 million or 15.5% to $528 million

•	Deposits increased $62 million or 16.6% to $433 million

•	Shareholders’ equity increased by $2.8 million

•	Nonperforming loans as a percentage of total loans decreased from 7.3% to 4.3%

•	Nonperforming loans decreased by $12.4 million, or 46%, to $14.3 million

•	Non-performing assets as a percentage of total assets decreased from 6.8% to 4.8%

Asset Quality
Nonperforming loans at December 31, 2009 were $14.3 million (4.3% of total loans), a decrease of $12.4 million from the December 31, 2008 balance of $26.7 million (7.3% of total loans). Nonperforming assets (which is comprised of nonperforming loans, discussed above, plus repossessed vehicles and foreclosed real estate) at December 31, 2009 were $25.6 million, a decrease of $5.4 million from the balance of $31.0 million at December 31, 2008. Nonperforming assets as a percentage of total assets decreased to 4.84% at December 31, 2009 down from 6.78% at December 31, 2008.
Nonperforming assets include foreclosed real estate of $11.2 million at December 31, 2009 compared to $4.1 million at December 31, 2008. OREO holdings represented twenty-nine properties at December 31, 2009 and nineteen properties at December 31, 2008. Of the twenty-nine properties, four properties represent 82% of the balance or $9.2 million of the $11.2 million. During the year ended December 31, 2009 we sold $2.0 million in OREO realizing a loss on sale of $158 thousand.
The Company increased its provision for loan losses from $4.6 million during the year ended December 31, 2008 to $14.5 million during 2009. As a percentage of total loans, the allowance for loan losses has increased from 1.97% at December 31, 2008 to 2.88% at December 31, 2009. Growth in the level of charge-offs coupled with weaker economic conditions and declining property values were the primary factors contributing to the increased provision and higher required reserves.
Net charge-offs during the twelve months ended December 31, 2009 totaled $12.2 million, an increase of $10.6 million from the $1.6 million incurred during 2008. Of the $12.2 million in net charge-offs, $10.1 million were related to construction and land development loans. The construction and land development loan portfolio component has been identified by Management as a higher-risk loan pool. The performance of the construction and land development portfolio is highly dependent on property values both in terms of the likelihood of repayment through sale of the property as well as the level of collateral the Company has securing the loan in the event of default. Loans in this category are characterized by the speculative nature of commercial and residential development properties and can include property in various stages of development from raw land to finished lots. The Company has significantly reduced its exposure to these loans with balances declining by $35.7 million to $38.1 million at December 31, 2009. Net charge-offs as an annualized percentage of average loans totaled 3.43% during 2009, up from 0.45% for the twelve months ended December 31, 2008.
Shareholders’ Equity
Total shareholders’ equity increased by $2.8 million from $35.4 million at December 31, 2008 to $38.2 million at December 31, 2009. This increase is related to the issuance of $11.9 million in preferred stock under the government’s Capital Purchase Program during January of 2009, partially offset by our 2009 loss.

Book value per common share decreased to $5.58 at December 31, 2009 from $7.42 at December 31, 2008. Plumas Bancorp’s total risk-based capital ratio decreased to 11.6% at December 31, 2009 compared to 12.2% at December 31, 2008.
Investments, Loans, Deposits and Borrowings
The Company has been successful in generating deposits which increased by $61.8 million from $371 million at December 31, 2008 to $433 million at December 31, 2009. This increase is primarily related to a new interest bearing transaction account designed for local public agencies, which we have marketed to several of the municipalities in our service area. Additionally, time deposits increased by $24 million related to promotional certificate of deposit products.
The increase in deposits funded an increase of $49.6 million in investment securities which consist primarily of U.S. government agency securities. We took advantage of a favorable interest rate environment and borrowed $20 million in two $10 million term FHLB bank advances. The first advance matures on November 23, 2011 and bears interest at 1.00%. The second advance matures on November 23, 2012 and bears interest at 1.60%. Interest rates on both advances are fixed until maturity. Short-term borrowings decreased by $14 million from $34 million at December 31, 2008 to $20 million at December 31, 2009.
Net loans decreased by $35.7 million, or 9.9% from $359 million at December 31, 2008 to $323 million at December 31, 2009. This decline in net loans was mostly related to normal pay downs and prepayments, loan charge-offs and $14.1 million in real estate acquired through foreclosure.
Net Interest Income and Net Interest Margin
For the year ended December 31, 2009 net interest income before provision for loan losses totaled $19.2 million, a decline of $895 thousand from the $20.1 million earned during the same period in 2008. Net interest margin declined 47 basis points to 4.52% during 2009 from 4.99% for 2008. For the quarter ended December 31, 2009 net interest income before provision for loan losses totaled $4.8 million, an increase of $51 thousand or 1% from the $4.7 million earned during the fourth quarter of 2008. Net interest margin declined by 36 basis points from 4.70% for the quarter ended December 31, 2008 to 4.34% for the current quarter.
This reduction in margin during 2009 includes a decline in loan interest income related to an increase in the average balance of nonperforming loans during 2009. We experienced a significant increase in nonperforming loans during the fourth quarter of 2008. During 2009 we successfully reduced this balance as demonstrated by a decline of $12.4 million in nonperforming loan balances from December 31, 2008 to December 31, 2009; however, for 2009 the average balance of these loans exceeded the average balance of nonperforming loans in 2008. While nonperforming loans are included in the computation of net interest margin, the vast majority of these loans are not accruing interest. The result is a decrease in loan yield and a decrease in net interest margin. Additionally, net interest margin for the twelve and three month periods declined related to decreases in market interest rates and changes in the mix of earning assets including an increase in average investment securities and a decrease in average loans. The Company’s cost of funds has benefited from both the maturity of higher rate time deposits and the decline in market interest rates.

Non-Interest Expense
Primarily related to increases in OREO write-downs and higher FDIC insurance assessments, non-interest expense increased by $5.9 million from $20.5 million for the twelve months ended December 31, 2008 to $26.4 million for the same period in 2009. For the three months ended December 31, 2009 non-interest expense increased by $3.8 million to $9.3 million when compared to the fourth quarter of 2008. The Company recorded a $4.8 million provision for impairment charges on OREO during 2009 compared to $618 thousand during 2008 resulting in an increase during 2009 of $4.2 million. During 2009 the FDIC increased regular assessments and implemented, on June 30, 2009, a special assessment on all banks. For Plumas Bank, FDIC insurance expense increased by $867 thousand during the year ended December 31, 2009.

Founded in 1980, Plumas Bank is a locally owned and managed full-service community bank based in Northeastern California. The Bank operates eleven branches located in the counties of Plumas, Lassen, Placer, Nevada, Modoc and Shasta. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the U. S. Small Business Administration. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.
This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.
Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company’s ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company’s operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.
In addition, discussions about risks and uncertainties are set forth from time to time in the Company’s publicly available Securities and Exchange Commission filings. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

PLUMAS BANCORP
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
(Unaudited)

	As of December 31,		Dollar	Percentage
	2009	2008	Change	Change
ASSETS
Cash and due from banks	$59,493	$18,791	$40,702	216.6%
Investment securities	87,950	38,374	49,576	129.2%
Loans, net of allowance for loan losses	323,408	359,072	(35,664)	-9.9%
Premises and equipment, net	14,544	15,764	(1,220)	-7.7%
Intangible assets, net	648	821	(173)	-21.1%
Bank owned life insurance	10,111	9,766	345	3.5%
Real estate and vehicles acquired through foreclosure	11,269	4,277	6,992	163.5%
Accrued interest receivable and other assets	20,694	10,310	10,384	100.7%

Total assets	$528,117	$457,175	$70,942	15.5%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$433,255	$371,493	$61,762	16.6%
Short-term borrowings	20,000	34,000	(14,000)	-41.2%
Long-term borrowings	20,000	—	20,000	100.0%
Accrued interest payable and other liabilities	6,321	5,935	386	6.5%
Junior subordinated deferrable interest debentures	10,310	10,310	—	0.0%

Total liabilities	489,886	421,738	68,148	16.2%
Shareholders’ equity	38,231	35,437	2,794	7.9%

Total liabilities and shareholders’ equity	$528,117	$457,175	$70,942	15.5%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

			Dollar	Percentage
FOR THE YEAR ENDED DECEMBER 31,	2009	2008	Change	Change

Interest income	$22,836	$25,440	$(2,604)	-10.2%
Interest expense	3,655	5,364	(1,709)	-31.9%

Net interest income before provision for loan losses	19,181	20,076	(895)	-4.5%
Provision for loan losses	14,500	4,600	9,900	215.2%

Net interest income after provision for loan losses	4,681	15,476	(10,795)	-69.8%
Non-interest income	5,752	5,091	661	13.0%
Non-interest expenses	26,354	20,475	5,879	28.7%

Income (loss) before income taxes	(15,921)	92	(16,013)	-17405.4%
Benefit for income taxes	(6,775)	(212)	(6,563)	-3095.8%

Net income (loss)	$(9,146)	$304	$(9,450)	-3108.6%

Basic earnings (loss) per share	$(2.05)	$0.06	$(2.11)	-3516.7%

Diluted earnings (loss) per share	$(2.05)	$0.06	$(2.11)	-3516.7%

			Dollar	Percentage
FOR THE THREE MONTHS ENDED DECEMBER 31,	2009	2008	Change	Change

Interest income	$5,736	$5,794	$(58)	-1.0%
Interest expense	949	1,058	(109)	-10.3%

Net interest income before provision for loan losses	4,787	4,736	51	1.1%
Provision for loan losses	3,200	2,910	290	10.0%

Net interest income after provision for loan losses	1,587	1,826	(239)	-13.1%
Non-interest income	1,711	1,326	385	29.0%
Non-interest expenses	9,313	5,544	3,769	68.0%

Loss before income taxes	(6,015)	(2,392)	(3,623)	-151.5%
Benefit for income taxes	(2,516)	(1,034)	(1,482)	-143.3%

Net loss	$(3,499)	$(1,358)	$(2,141)	-157.7%

Basic loss per share	$(0.77)	$(0.28)	$(0.49)	-175.0%

Diluted loss per share	$(0.77)	$(0.28)	$(0.49)	-175.0%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(In thousands, except per share data)
(Unaudited)

	December 31,
	2009	2008
AVERAGE BALANCES FOR THE YEAR ENDED
Assets	$490,000	$447,720
Earning assets	$424,839	$402,192
Loans	$354,482	$355,416
Deposits	$403,896	$382,279
Common equity	$33,147	$37,343
Total equity	$43,839	$37,343

CREDIT QUALITY DATA
Allowance for loan losses	$9,568	$7,224
Allowance for loan losses as a percentage of total loans	2.88%	1.97%
Nonperforming loans	$14,291	$26,741
Nonperforming assets	$25,560	$31,018
Nonperforming loans as a percentage of total loans	4.30%	7.31%
Nonperforming assets as a percentage of total assets	4.84%	6.78%
Year-to-date net charge-offs	$12,156	$1,587
Year-to-date net charge-offs as a percentage of average loans	3.43%	0.45%

SHARE AND PER SHARE DATA
Basic loss per share for the quarter	$(0.77)	$(0.28)
Diluted loss per share for the quarter	$(0.77)	$(0.28)
Quarterly weighted average shares outstanding	4,776	4,780
Quarterly weighted average diluted shares outstanding	4,776	4,787
Basic earnings (loss) per share, year-to-date	$(2.05)	$0.06
Diluted earnings (loss) per share, year-to-date	$(2.05)	$0.06
Year-to-date weighted average shares outstanding	4,776	4,817
Year-to-date weighted average diluted shares outstanding	4,776	4,835
Book value per share	$5.58	$7.42
Common cash dividends paid per share, year-to-date	$—	$0.24
Total shares outstanding	4,776	4,775

QUARTERLY KEY FINANCIAL RATIOS
Annualized loss on average common equity	(48.0)%	(14.5)%
Annualized loss on average assets	(2.7)%	(1.2)%
Net interest margin	4.34%	4.70%
Efficiency ratio	143.3%	91.5%

YEAR END KEY FINANCIAL RATIOS
Return (loss) on average common equity	(29.5)%	0.8%
Return (loss) on average assets	(1.9)%	0.1%
Net interest margin	4.52%	4.99%
Efficiency ratio	105.7%	81.4%
Loan to Deposit Ratio	76.8%	98.5%
Total Risk-Based Capital Ratio	11.6%	12.2%